Exhibit 99.1

CORPORATE INVESTOR RELATIONS	CONTACT:	Monica J. Burke
5333 15th Ave. South, Seattle, WA 98108		Chief Financial Officer
(206) 762-0993		(415) 331-5281
www.stockvalues.com
NEWS RELEASE

WILLIS LEASE FINANCE REPORTS FULL YEAR 2004 PROFIT OF $3.9 MILLION

SAUSALITO, CA – March 22, 2005–Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported net income increased to $1.5 million, or $0.16 per diluted share, in the fourth quarter compared to $1.4 million, or $0.16 per diluted share, in the fourth quarter of 2003.  For the full year 2004, the company earned $3.9 million, or $0.42 per diluted share, compared to $4.2 million, or $0.47 per diluted share, for 2003.

Current Market

“While I am pleased with how we handled the challenges we faced in 2004, we still have a way to go to reach a more acceptable level of profitability,” said Charles F. Willis, President and CEO.  “In 2005, we need to work hard to increase our revenue through higher utilization, growth of the portfolio and fee-based services.  Engine leasing continues to be a good alternative for improving industry capital allocation and asset management, fueling demand for our equipment.”

“In 2004, we found several opportunities to expand our portfolio and lay the groundwork for future growth,” Willis continued.  “We agreed to buy five brand new jet engines for approximately $35 million.  Usually when we buy new equipment, it is in a purchase/leaseback arrangement; however, we were able to negotiate very attractive terms and have already taken delivery of four of these engines.  We renewed our revolving credit facility and expanded it by more than $23 million to $148.5 million with a diverse syndicate of global banks, which included five new participant banks.  We expanded our engine-sharing program with a second pooling agreement with several Chinese airlines.  The two Chinese engine-sharing agreements cover the CFM 56-3C1 and the CFM56-7B engines, two of the most popular engines in the market today.  We also expanded our fee based third-party lease placement service, which generated more than $500,000 in incremental revenues in 2004.  This program allows us to leverage our relationships in the market, and generate additional revenues without additional investments in assets.  These initiatives are critically important to the long-term success of our business.”

Results from Operations

“Strong demand for leased engines from maintenance, repair and overhaul (MRO) shops, plus strong demand from airlines flying older aircraft types like B737 Classics and MD-80’s helped boost average utilization during 2004,” said Donald A. Nunemaker, Chief Operating Officer.  “Average utilization in 2004 improved to 89% from 87% in 2003 and 82% in 2002.  At December 31, 2004 our utilization rate was 86%, and at February 28, 2005, it had increased to 88%.  Included in the utilization rate calculation are the engines we purchased new —one in 3Q04, two in 4Q04 and one in 1Q05 — none of which have yet been leased.  If these new engines are eliminated from the utilization rate calculation, we would have ended up at 89% on December 31, 2004 and 93% at February 28, 2005.”

(more)

Lease revenue in 2004 was up 2% to $58.2 million compared to $57.0 million in 2003.  The comparison this year was affected by $670,000 of security deposits added to lease revenue in the second quarter of 2003 from a customer that went out of business in 2001.  Fourth quarter lease revenue increased 5% to $15.1 million compared to $14.4 million in the fourth quarter a year ago.  Sales of equipment generated a net gain of $1.9 million in the fourth quarter and $3.1 million in 2004, compared to $1.3 million and $2.4 million in the respective periods of 2003.  Other income totaled $141,000 in the fourth quarter and $677,000 in 2004, compared to $272,000 and $520,000 in the respective periods of 2003.

Operating expenses in 2004 increased 5% to $56.6 million from $54.0 million a year ago.  In the fourth quarter of 2004, total operating expenses increased 7% to $15.1 million from $14.1 million in the fourth quarter of 2003.  Depreciation, the largest single expense, increased 7% in 2004 and 6% in the fourth quarter compared to the same periods last year.  “At the end of 2003 and during 2004, we implemented changes in estimates of useful lives and residual values on certain older engine types, which increased the depreciation on those engines,” noted Monica J. Burke, Chief Financial Officer.  Write-downs of equipment in 2004 totaled $577,000 compared to $1.3 million in 2003.

General & administrative expense increased 7% in 2004 to $14.8 million compared to $13.9 million a year ago, due to higher legal and accounting, engine-related maintenance and inspection costs, insurance and travel expenses.  Reflecting the general rise in interest rates, net finance costs rose 5% in 2004 to $18.0 million compared to $17.2 million in 2003.  “Most of our debt is tied to LIBOR, which almost doubled this year, and lease rates do not adjust as quickly as our floating rate debt.  Our hedging strategy is providing some protection from upward movement in finance costs,” Burke added.

Balance Sheet

At December 31, 2004, the company had 115 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $511.4 million, compared to 119 commercial jet engines, 4 aircraft parts packages, 7 aircraft and other engine-related equipment in its lease portfolio with a net book value of $505.0 million at December 31, 2003.

Total assets increased 5% to $585.5 million at December 31, 2004, compared to $560.0 million a year ago.  Shareholders’ equity increased 6% to $116.5 million, or $12.94 per common share, compared to $110.1 million, or $12.44 per common share, at December 31, 2003.

During 2004, the company expanded one of its primary revolving credit facilities, bringing the total facility to $148.5 million.  The company had approximately $31.5 million of availability under its credit facilities at December 31, 2004 compared to approximately $30.0 million a year ago.  The company’s funded debt to equity ratio was 3.18 to 1 at December 31, 2004, compared to 3.29 to 1 at the end of last year.  Restricted and unrestricted cash and cash equivalents was $51.9 million at December 31, 2004, compared to $43.0 million at December 31, 2003.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them.  The Company’s actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and providing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital to the Company and to its customers; the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting and tax standards; the market value of engines; and other risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		% Change	Years ended		% Change
	December 31, 2004	December 31, 2003		December 31, 2004	December 31, 2003
REVENUE
Lease revenue	$15,083	$14,423	4.6%	$58,177	$56,977	2.1%
Gain on sale of leased equipment	1,888	1,335	41.4%	3,085	2,372	30.1%
Other income	141	272	(48.2)%	677	520	30.2%
Total revenue	17,112	16,030	6.7%	61,939	59,869	3.5%

EXPENSES
Depreciation expense	6,071	5,750	5.6%	23,198	21,686	7.0%
Write-down of equipment	—	627	(100.0)%	577	1,272	(54.6)%
General and administrative	3,972	3,404	16.7%	14,791	13,852	6.8%
Net interest and finance costs	5,086	4,354	16.8%	18,015	17,165	5.0%
Total expenses	15,129	14,135	7.0%	56,581	53,975	4.8%

Income before income taxes	1,983	1,895	4.6%	5,358	5,894	(9.1)%

Income tax expense	(518)	(457)	13.3%	(1,501)	(1,717)	(12.6)%
Net income	$1,465	$1,438	1.9%	$3,857	$4,177	(7.7)%

Basic earnings per common share	$0.16	$0.16		$0.43	$0.47

Diluted earnings per common share	$0.16	$0.16		$0.42	$0.47

Average common shares outstanding	8,975	8,844		8,925	8,840
Diluted average common shares outstanding	9,330	8,960		9,276	8,888

Consolidated Balance Sheets

(In thousands, except share data)

	Dec. 31, 2004	Dec. 31, 2003
ASSETS
Cash and cash equivalents including restricted cash of $46,324 and $33,784 at Dec. 31, 2004 and Dec. 31, 2003, respectively	$51,864	$42,986
Equipment held for operating lease, less accumulated depreciation	511,443	499,454
Net investment in direct finance lease	—	5,551
Operating lease related receivable, net of allowances	1,630	2,095
Notes receivable	436	—
Investments	1,480	1,480
Assets under derivative instruments	1,398	7
Property, equipment & furnishings, less accumulated depreciation	7,537	877
Other assets	9,670	7,572
Total assets	$585,458	$560,022

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$7,280	$5,753
Liabilities under derivative instruments	—	696
Deferred income taxes	27,530	25,283
Notes payable	369,840	362,395
Maintenance reserves	56,871	46,408
Security deposits	2,088	2,314
Unearned lease revenue	5,381	7,111
Total liabilities	468,990	449,960

Shareholders’ equity:
Preferred stock (none outstanding)	$—	$—
Common stock ($0.01 par value)	90	88
Paid-in capital in excess of par	62,631	61,710
Accumulated other comprehensive gain/(loss), net of tax	966	(660)
Retained earnings	52,781	48,924
Total shareholders’ equity	116,468	110,062
Total liabilities and shareholders’ equity	$585,458	$560,022

Note: Transmitted on Business Wire on March 22, 2005 at 12:40 p.m. PST.